Exhibit 99.1

Live Ventures Announces Fiscal 2021 Financial Results

LAS VEGAS, December 22, 2021 -- Live Ventures Incorporated (Nasdaq: LIVE), a diversified holding company, today announced financial results for its year ended September 30, 2021.

Fiscal Year 2021 Key Highlights:

•
Revenues of $273.0 million increased 42% over the prior year period;
•
Gross profit of $99.5 million increased 32% over the prior year period;
•
Operating income of $35.8 million increased 75% over the prior year period;
•
Net income of $31.2 million increased 186% over the prior year period;
•
Fiscal Year 2021 Basic and Fully Diluted EPS were $19.92 and $9.80, respectively, increased 211% and 217%, respectively, over the prior year period;
•
Total assets of $211.7 million;
•
Acquired an interest in Salomon Whitney Financial in June 2021;
•
Repurchased 35,435 shares of common stock at an average price of $11.88 per share; and
•
Approximately $35.8 million of cash and availability under our credit facilities.

“I am incredibly happy with Live Venture’s record financial performance for this fiscal year,” Jon Isaac, President and CEO of Live Ventures commented. “While still in the midst of the pandemic, and the significant uncertainty it brings, Live Ventures executed our strategic plan, strengthened our products, protected and enhanced our investments, and promoted our corporate culture of success and family.”

Live Ventures reported revenues of $273 million, and basic earnings per share (“EPS”) of $19.92, which represents an increase of 42% and 211%, respectively, over the previous year. The company also reported operating income of $35.8 million and net income of $31.2 million, representing an increase of 75% and 186%, respectively, over the same period last year.

“We continued to successfully execute our patient and value-oriented mergers and acquisitions (M&A) strategy,” continued Mr. Isaac. “Additionally, we balanced our M&A activity with continued and significant investments in the operations of our existing subsidiaries, with all of our major subsidiaries recording significant year over year improvement.”

Net income for the year includes the benefit of a gain on Payroll Protection Program loan forgiveness of $6.2 million and a gain from a settlement in the ApplianceSmart Chapter 11 proceeding of $1.8 million. As of September 30, 2021, the company reported total assets of $211.7 million, and total cash and cash availability under its various lines of credit of $35.8 million.

Stockholders’ equity attributable to Live Ventures’ stockholders was $75.5 million as of September 30, 2021, or $48.22 per basic common share..

Each of the company’s three main reporting segments continued to demonstrate significant growth on a topline and operating income basis compared to fiscal 2020.

“We are ending fiscal 2021 in our strongest position yet with each of our diverse reporting segments providing meaningful contribution and providing Live Ventures continued liquidity and availability to invest in both new acquisitions and our existing operations,” Mr. Isaac concluded. “Live Ventures has had a record year in terms of performance. I am proud of the ways in which our diverse portfolio was resilient in overcoming the market and economic challenges caused by the continued COVID-19 pandemic in 2021 and I am excited by what the future will bring.”

Fiscal Year Ended September 30, 2021 Financial Summary

(a)

(a) Precision Marshall was acquired in July 2020.

Retail

Retail Segment Revenue for the year ended September 30, 2021 increased by approximately $15.3 million, or 20.8%, as compared to the prior year, primarily due to new video game and movie releases as compared to the prior year. Operating income for the year ended September 30, 2021 was approximately $16.3 million, as compared to approximately $8.7 million during the prior year period primarily due to an increase in gross profit of approximately $7.3 million.

Flooring Manufacturing

Flooring Manufacturing Segment Revenue for the year ended September 30, 2021 increased by approximately $20.6 million, or 18.8%, as compared to the prior year period, due to increased sales of carpets and hard surface products related to development of new products. Operating income for the year ended September 30, 2021 increased by approximately $4.1 million, or 25.6%, as compared to the prior year period.

Steel Manufacturing

Steel Manufacturing Segment Revenue was approximately $49.3 million for the year ended September 30, 2021, as compared to approximately $8.0 million for the year ended September 30, 2020. Operating income was approximately $5.9 million and approximately $0.2 million for the years ended September 30, 2021 and 2020, respectively. The increase in revenues and operating income is primarily due to fiscal year 2020 representing a partial year, as Precision Marshall was acquired in July 2020.

Corporate and Other

The increase in Corporate and Other Revenue is primarily attributable to consolidation of Salomon Whitney in June 2021. Operating loss for the year ended September 30, 2021 increased by approximately $2.1 million as compared to the prior year period.

Non-GAAP Financial Information

Live Ventures believes that stockholders’ equity per basic common share provides an additional tool for investors to use in evaluating the company’s operating results and trends, and therefore we are providing in this press release stockholders’ equity per basic common share, which is not a measure of our financial performance or position under United States Generally Accepted Accounting Principles (“GAAP”). Accordingly, stockholders’ equity per basic common share should not be considered in isolation or as a substitute for measures prepared in accordance with GAAP. This measure should be read in conjunction with our net earnings, operating income, basic and diluted earnings per share data, and other financial data prepared in accordance with GAAP.

The Company defines stockholders’ equity per basic common shares as total stockholders’ equity divided by basic weighted average common shares outstanding for the period. A reconciliation of the Company’s net income per basic common share per GAAP to stockholders’ equity per common share is included in the Non-GAAP Measure Reconciliation provided at the end of this press release.

About Live Ventures

Live Ventures Incorporated (Nasdaq: LIVE) (“Live Ventures” or the “Company”) is a rapidly growing, diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Venture’s acquisition strategy is sector agnostic, and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management to build increased shareholder value through a disciplined buy-build-hold long-term focused strategy. Live Ventures was founded in 1968 and refocused in 2011 under our CEO and strategic investor, Jon Isaac. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, entertainment, and financial services industries.

About Our Main Operating Subsidiaries

Marquis Industries

Based in Chatsworth, GA, and acquired by Live Ventures in 2015, Marquis Industries (“Marquis”) is a leading manufacturer of residential and commercial carpets sold primarily in North America and focused on residential, niche commercial, and hospitality end-markets. In addition to a diverse offering of carpeting products, Marquis Industries also designs, sources, and sells hard-surface flooring products.

Vintage Stock

Based in Joplin, MO and acquired by Live Ventures in 2016, Vintage Stock Inc. (“Vintage Stock”) is an award-winning entertainment retailer that sells new and pre-owned movies, classic and current generation video games and systems, music on CD & LP, collectible comics, books, toys, and more through a unique buy-sell-trade model. Vintage Stock sells through its 60+ retail stores and its website, allowing the company to ship product worldwide directly to the customer’s doorstep.

ApplianceSmart

ApplianceSmart® (“ApplianceSmart”) is based in Columbus, Ohio and was acquired by Live Ventures in 2017. ApplianceSmart sells new major household appliances in the United States through its retail store. ApplianceSmart is the first independent retailer in the nation to become a voluntary member of the Environmental Protection Agency's Responsible Appliance Disposal (RAD) Program. On December 9, 2019, ApplianceSmart filed a voluntary petition in the United States Bankruptcy Court for the Southern District of New York, seeking relief under Chapter 11 of Title 11 of the United States Code.

Precision Marshall

Based in Washington, PA and acquired by Live Ventures in 2020, Precision Industries, Inc. (“Precision Marshall”) is a leading manufacturer of premium steel tools and specialty alloys. Precision Marshall manufactures pre-finished decarb-free tool and die steel. For over 70 years, Precision Marshall has been known by steel distributors for its quick and accurate service and has led the industry with exemplary availability and value-added processing.

Salomon Whitney

Based in Melville, NY, Salomon Whitney LLC (“Salomon Whitney”) is a licensed broker-dealer and investment bank offering clients a broad range of products and services, including broker retailing of corporate equity and debt securities, private placement of securities, corporate finance consulting regarding mergers and acquisitions, broker selling of variable life insurance or annuities, and broker retailing of U.S. government and municipal securities. Salomon Whitney has over 70 registered representatives and is licensed to operate in all 50 states. As of September 30, 2021, Live Ventures owns a 24.9% interest in Salomon Whitney. However, Salomon Whitney is consolidated into Live Ventures financial statements as a variable interest entity.

Contact:

Live Ventures Incorporated

Tim Matula, Investor Relations

(425) 836-9035

tmatula@liveventures.com

http://liveventures.com
Source: Live Ventures Incorporated

LIVE VENTURES INCORPORATED

CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

The accompanying notes are an integral part of these consolidated financial statements.

LIVE VENTURES, INCORPORATED

CONSOLIDATED STATEMENTS OF INCOME (LOSS)

(dollars in thousands, except per share)

	Years Ended September 30,
	2021	2020
Revenues	$272,981	$191,720
Cost of revenues	173,518	116,403
Gross profit	99,463	75,317
Operating expenses:
General and administrative expenses	52,246	43,561
Sales and marketing expenses	11,427	11,334
Total operating expenses	63,673	54,895
Operating income	35,790	20,422
Other (expense) income:
Interest expense, net	(5,205)	(5,254)
Gain on lease settlement, net	—	307
Gain on Payroll Protection Program loan forgiveness	6,150	—
Gain on bankruptcy settlement	1,765	—
Bargain purchase gain	—	1,507
Impairment charges	—	(525)
Other income	1,179	(841)
Total other (expense) income, net	3,889	(4,806)
Income (loss) before income taxes	39,679	15,616
Provision (benefit) for income taxes	8,662	4,957
Net income (loss)	31,017	10,659
Net loss attributable to non-controlling interest	180	268
Net income (loss) attributable to Live stockholders	$31,197	$10,927
Income (loss) per share:
Basic	$19.92	$6.40
Diluted	$9.80	$3.09
Weighted average common shares outstanding:
Basic	1,566,288	1,706,561
Diluted	3,182,546	3,534,936
Dividends declared - Series B convertible preferred stock	$—	$—
Dividends declared - Series E convertible preferred stock	$—	$1
Dividends declared - Common stock	$—	$—

LIVE VENTURES INCORPORATED

NON-GAAP MEASURE RECONCILIATION

(dollars in thousands, except per share)